Exhibit 10.17

[********] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

TARGACEPT CONTRACT NO. 03-060-0147

AMENDED AND RESTATED

LICENSE AGREEMENT

This Amended and Restated License Agreement (this “Agreement”) is made and entered into to be effective the 9th day of March 2004, by and between the UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, INC., a corporation not for profit under Chapter 617 of the Florida Statutes and a direct support organization of the University of South Florida (“University”) pursuant to Section 1004.28 of the Florida Statutes, having its principal office at 4202 East Fowler Avenue, Tampa, Florida 33620, U.S.A. (hereinafter referred to as “RESEARCH FOUNDATION”), and Targacept, Inc., a Delaware Corporation, having its principal office at 200 East First Street, Suite 300, Winston-Salem, North Carolina 27101-4165 (hereinafter referred to as “LICENSEE”) and amends and restates in its entirety the License Agreement dated October 13, 1997, as amended, between RESEARCH FOUNDATION and LICENSEE, as assignee of Layton Bioscience, Inc. (the “Original Agreement”).

WITNESSETH

WHEREAS, RESEARCH FOUNDATION is the exclusive licensee of certain “Patent Rights” (as later defined herein) relating to the use of mecamylamine to treat neuropsychiatric disorders and has the right to grant licenses under said Patent Rights;

WHEREAS, RESEARCH FOUNDATION desires to have the Patent Rights utilized in the public interest and is willing to grant a license thereunder; and

WHEREAS, LICENSEE intends to develop, produce, manufacture, market and/or sell “Licensed Product(s)” (as later defined herein) and is willing to commit itself to a diligent program of exploiting the Patent Rights so that public utilization shall result therefrom; and

WHEREAS, LICENSEE desires to obtain a license under the Patent Rights upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1	“Annual License Fee” shall mean [********], and “Annual Rights Fee” means [********].

1.2	“Competition” shall, with respect to any Licensed Product, be deemed to exist in a particular country for and after the first calendar quarter in which [********].

1.3	“Competitive Product” shall mean, with respect to any Licensed Product, any pharmaceutical product containing an active ingredient that is the same compound as a Named Compound contained in or comprising such Licensed Product, or any analog, salt, solvate, prodrug form, inclusion complex or metabolite thereof, that [********].

1.4	“Confidential Information” shall mean, subject to Paragraph 15.3, information that is confidential, proprietary or otherwise not generally available to the public.

1.5	“Effective Date” shall mean the date so identified above in the preamble to this Agreement.

1.6	“Improvement” shall mean, with respect to any Licensed Product, technology that [********].

1.7	“Licensed Process” shall mean any process that relates to a Named Compound and infringes or would infringe, in whole or in part, a Valid Claim contained in the Patent Rights.

1.8	“Licensed Product” shall mean any product or part thereof containing or comprising a Named Compound that:

(a)	infringes or would infringe, in whole or in part, a Valid Claim contained in the Patent Rights in the country in which such product or part thereof is made, used, leased or sold; or

(b)	is made by a process that is a Licensed Process in the country in which such product is made, used or sold.

1.9	“LICENSEE” shall include, in addition to Targacept, Inc.: a related company of Targacept, Inc., the voting stock of which is, directly or indirectly, at least fifty percent (50%) owned or controlled by Targacept, Inc.; an organization which directly or indirectly controls more than fifty percent (50%) of the voting stock of Targacept, Inc.; and an organization, the majority ownership of which is, directly or indirectly, common to the ownership of Targacept, Inc.. References in this Paragraph 1.9 to “voting stock” shall mean capital stock entitled to vote in the election of the board of directors or the analogous body of a noncorporate entity.

1.10	“Losses” shall mean all claims and expenses, including reasonable attorneys’ fees, actually incurred.

1.11	“Milestones” shall mean events defined in Appendix B.

1.12	“Named Compounds” shall mean [********].

1.13	“NDA Filing Date” shall mean the date on which LICENSEE (or its sublicensee or collaborative partner) files its first New Drug Application (or its equivalent) with the United States Food and Drug Administration or any comparable foreign regulatory authority for the use of a Licensed Product to treat attention deficit hyperactivity disorder and/or any other neuropsychiatric disease or disorder in any country.

1.14	“Net Sales” shall mean [********].

1.15	“Option Invention” shall mean any discovery, compound, improvement, invention, idea, process or technique, whether or not patentable, that (i) is made, conceived or first reduced to practice by RESEARCH FOUNDATION and (ii) without regard to any rights reserved under Paragraph 2.2, cannot reasonably be practiced without infringing the Patent Rights licensed to LICENSEE hereunder.

1.16	“Patent Rights” shall mean, collectively, (i) the patents and patent applications listed on Appendix A, (ii) all patents that issue from patent applications listed on Appendix A and all reexaminations, reissues, revisions, substitutes, renewals or extensions thereof, and (iii) all other United States and foreign patents that issue from applications that claim priority to patents and patent applications listed on Appendix A, including, without limitation, continuation applications, continuation-in-part applications, divisional applications, substitute applications, reissue applications or requests for examination and foreign applications of any of the foregoing.

1.17	“Special Issue Dispute” shall mean a dispute between the parties as to whether (i) LICENSEE is meeting its diligence obligation hereunder or (ii) a condition that would give rise to a royalty reduction under Paragraph 4.1(b)(i) or 4.1(c) has occurred or been met.

1.18	“Sublicense Fees” shall mean any fees (including the fair market value of any consideration paid other than in cash) received by LICENSEE for a sublicense of Patent Rights, excluding (i) running royalties on the sale or lease of Licensed Products, (ii) payments specifically allocated to research and development for, or to the manufacture or supply of, a Licensed Product or Licensed Process, (iii) amounts received by LICENSEE that it is required to repay (e.g., a loan) and (iv) payments received in exchange for securities of LICENSEE.

1.19	“Substantial LICENSEE IP Rights” shall mean any issued patent or pending patent application owned or licensed by LICENSEE that claims an Improvement, but excluding Improvements for which both LICENSEE and RESEARCH FOUNDATION provided independent inventive contribution.

1.20	“Territory” shall mean the world.

1.21	“Valid Claim” shall mean: (i) any claim of an issued patent that has not expired and that has not been held invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction or been admitted to be invalid through reissue, disclaimer or otherwise; or (ii) any claim of a pending patent application that has not expired or become canceled, abandoned or otherwise disallowed.

ARTICLE II. GRANT

2.1	(a) RESEARCH FOUNDATION hereby grants to LICENSEE the perpetual, exclusive right and license under the Patent Rights to research, develop, make, have made, use, market, distribute, lease, sell, import and export Licensed Products and Licensed Processes for any and all indications in the Territory, with the right to practice all or any portion of the foregoing right and license through subcontractors which, unless specifically sublicensed hereunder, shall not be considered sublicensees hereunder.

(b) In the event that RESEARCH FOUNDATION receives a bona fide third party offer whereby such third party would obtain a right or license under any of the Patent Rights for any purpose not exclusively licensed to LICENSEE hereunder (the “Subject Rights”), (i) RESEARCH FOUNDATION shall notify LICENSEE of all material terms of such offer in writing (the “Subject Notice”) within ten (10) business days after its receipt by RESEARCH FOUNDATION, which notice shall certify as to the receipt of such offer from a bona fide third party, and (ii) LICENSEE shall thereupon have a right of refusal to license the Subject Rights on the same terms set forth in the Subject Notice. LICENSEE may exercise its right of first refusal at any time within [********] after its receipt of the Subject Notice by written notice to RESEARCH FOUNDATION, and, in such event, the parties shall work diligently towards execution of a definitive license agreement reflecting the terms in the Subject Notice and, to the extent not inconsistent, the terms hereof; provided that, if mutually acceptable, the parties may elect instead to amend and restate this agreement to incorporate the Subject Rights and associated terms. If LICENSEE’s right of refusal expires unexercised, RESEARCH FOUNDATION shall have the right to license the Subject Rights to such third party on the terms set forth in the Subject Notice; provided that, in the event of any substantive change in such terms, RESEARCH FOUNDATION shall again provide the Subject Notice to LICENSEE and LICENSEE shall again have a right of first refusal as provided herein. LICENSEE shall, notwithstanding the periods provided in this Paragraph 2.1(b), use good faith efforts to respond to the Subject Notice (whether the initial Subject Notice or a subsequent Subject Notice following a substantive change in terms) as promptly as reasonably practicable within the applicable period.

(c) RESEARCH FOUNDATION: (i) shall, within thirty (30) days of the identification of each Option Invention, report such Option Invention to LICENSEE, together with any patent disclosures and any supporting technical data or other information it possesses that may be relevant to understanding the value or commercial significance of such Option Invention; and (ii) hereby grants to LICENSEE a first option to negotiate an exclusive, worldwide, royalty-bearing commercially reasonable license (with the right to sublicense) to RESEARCH FOUNDATION’s rights in each Option Invention for any purpose. LICENSEE may exercise any such option by providing written notice to RESEARCH FOUNDATION within sixty (60) days of its receipt of the notice of the applicable Option Invention. Upon exercise of the Option, the parties shall negotiate in good faith the terms of such license based on [********].

2.2	RESEARCH FOUNDATION reserves to the University the right to practice under the Patent Rights solely for the University’s internal research and education purposes; provided that the foregoing rights shall be expressly subject to RESEARCH FOUNDATION’s obligations pursuant to Paragraph 15.

2.3	Notwithstanding anything herein to the contrary, in no event shall either RESEARCH FOUNDATION or University perform research sponsored by, or for the benefit of, a third party for-profit entity where such research, if performed by such third party for-profit entity, would infringe or would be reasonably likely to infringe the Patent Rights licensed to LICENSEE hereunder.

2.4	The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology except as specifically set forth herein.

2.5	LICENSEE may grant exclusive or nonexclusive sublicenses to third-party sublicensees with respect to all or any portion of the license granted to LICENSEE hereunder only with the approval of RESEARCH FOUNDATION, which shall: (i) be given unless RESEARCH FOUNDATION reasonably believes in good faith that the proposed sublicense will result in LICENSEE’s inability to fulfill its obligations hereunder; (ii) otherwise not be unreasonably withheld or delayed; and (iii) be deemed given unless written notice to the contrary is received by LICENSEE within thirty (30) days after written notice requesting approval is received by RESEARCH FOUNDATION. RESEARCH FOUNDATION shall, notwithstanding the period provided in this Paragraph 2.4, use good faith efforts to respond to LICENSEE’S written notice as promptly as reasonably practicable within such period.

2.6	LICENSEE agrees to forward to RESEARCH FOUNDATION a copy of any and all fully executed sublicense agreements contemplated by Paragraph 2.4. At the request of RESEARCH FOUNDATION, LICENSEE shall also provide copies of all distribution agreements and other such agreements relative to the Licensed Products or involving rights granted to LICENSEE under the agreement.

2.7

Termination of the license granted to LICENSEE in this Agreement shall terminate all sublicenses which may have been granted by LICENSEE; provided that any sublicensee may elect to continue its sublicense by advising RESEARCH

FOUNDATION in writing, within (60) sixty days of the sublicensee’s receipt of written notice of such termination from RESEARCH FOUNDATION, of its election and its agreement to assume all of the obligations to RESEARCH FOUNDATION (including obligations for payment) contained in this Agreement. Any sublicense granted by LICENSEE shall contain provisions corresponding to those of this paragraph respecting termination and the conditions of continuance of sublicenses.

2.8	Except as otherwise provided in a research or other written agreement between the parties, each invention, discovery, proprietary development, data and information, in any medium or manifestation, including any method, process, composition of matter, apparatus, device, system, product, article of manufacture or appliance made or developed after the Effective Date, and all intellectual property rights relating thereto, shall be owned exclusively by the party making or developing it, without any accounting, compensation or other obligation hereunder to the other party.

ARTICLE III. DUE DILIGENCE

3.1	LICENSEE shall use commercially reasonable efforts (either alone or through research collaborations or alliances with research organizations, pharmaceutical companies or other third parties) to market and sell, or to develop, one or more Licensed Products or Licensed Processes through a diligent program for exploitation of the Patent Rights, and LICENSEE’s failure to use such efforts shall be grounds for RESEARCH FOUNDATION to terminate this Agreement pursuant to Paragraph 13.3. Without limiting the generality of the foregoing, until the NDA Filing Date, LICENSEE shall: (i) spend a minimum of [********]to conduct research and development of one or more Licensed Products; provided that, for the avoidance of doubt, any or all of such amount may [********]; and (ii) deliver to RESEARCH FOUNDATION, at least annually, a brief report summarizing its research and development activities completed since the last report, research and development activities currently in process, planned future research and development activities and research and development work being performed by third parties. If RESEARCH FOUNDATION believes LICENSEE is failing to comply with its obligations under this Paragraph 3.1, RESEARCH FOUNDATION may send notice to the LICENSEE asserting such belief and the basis therefor. LICENSEE shall have sixty (60) days from its receipt of such notice either to (i) commence compliance with its obligations under this Paragraph 3.1 to RESEARCH FOUNDATION’s reasonable satisfaction or (ii) send notice to RESEARCH FOUNDATION requesting that such issue be resolved in accordance with Article XII, in which case the procedures set forth in Article XII shall be followed.

3.2

LICENSEE will use commercially reasonable efforts to effect the NDA Filing Date on or before December 31, 2012; provided that the parties acknowledge that (i) the foregoing target is expressly subject to significant scientific, clinical and regulatory uncertainties and (ii) failure to meet such target shall not constitute a breach of this Agreement or entitle RESEARCH FOUNDATION to terminate this Agreement if SPONSOR is in compliance with Paragraph 3.1, but shall entitle RESEARCH FOUNDATION, upon sixty (60) days written notice to LICENSEE, to make the license granted in Paragraph 2.1(a) nonexclusive.

3.3	LICENSEE may, but expressly without creating any binding obligation, (i) consider University to conduct or, if applicable, to coordinate particular pre-clinical or early-stage clinical research in furtherance of LICENSEE’s diligence obligations hereunder and (ii) communicate with University researchers from time to time regarding the research and development of one or more Licensed Products hereunder.

ARTICLE IV. FEES AND ROYALTIES

4.1	For the rights, privileges and license granted hereunder, LICENSEE shall pay to RESEARCH FOUNDATION:

(a)	Milestone payments payable, if at all, at the times and upon achievement of the Milestones set forth on Appendix B.

(b)	Running royalties equal to the Applicable Royalty Amount. The “Applicable Royalty Amount” shall be [********] of Net Sales of Licensed Products in any country; provided that, with respect to a particular Licensed Product in a particular country:

(i) if (A) [********] or (B) there exists Competition for such Licensed Product in such country, the Applicable Royalty Amount shall be reduced to [********] of Net Sales of such Licensed Product in such country; and

(ii) if LICENSEE (or a sublicensee) deems it necessary or advisable to secure a third party license in order to practice in such country any portion of the license granted by RESEARCH FOUNDATION hereunder (including, without limitation, the sale of Licensed Products), the Applicable Royalty Amount shall be reduced by [********]of the amounts paid to secure such third party license, but in no event to an amount less than [********] of Net Sales of Licensed Products in such country.

Notwithstanding the foregoing:

(1) the obligations in this Paragraph 4.1(b) shall expire with respect to Net Sales of a particular Licensed Product in a particular country on the date of expiration of the last-to-expire Valid Claim included in the Patent Rights covering, in whole or in part, such Licensed Product in such country;

(2) if Licensed Products are sold or leased by a sublicensee, LICENSEE shall instead pay to RESEARCH FOUNDATION the lesser of the amount calculated as provided above in this Paragraph 4.1(b) or [********] of the running royalties on the sale or lease of Licensed Products actually received by LICENSEE from such sublicensee;

(3) the Company’s obligation to pay royalties under this Paragraph 4.1(b) shall be imposed only once with respect to the same unit of a Licensed Product regardless of how many Patent Rights or Valid Claims pertain thereto; and

(4) all Annual License Fees, in the aggregate, paid by LICENSEE hereunder as of the NDA Filing Date shall be creditable against running royalties due under this Paragraph 4.1, after any reduction resulting from application of the various subparagraphs of this Paragraph 4.1; provided that a maximum of [********] shall be creditable annually under this subparagraph (4). [********]

(c)	[********] of all Sublicense Fees actually received by LICENSEE from any sublicensee, to be reduced to [********] if such sublicense is granted together (whether in the same or in a related agreement) with Substantial LICENSEE IP Rights.

4.2	Royalty payments shall be paid in United States dollars in Tampa, Florida, or at such other place as RESEARCH FOUNDATION may reasonably designate consistent with the laws and regulations controlling in any foreign country. Any withholding taxes that the LICENSEE is required by law to withhold on remittance of the royalty payments will be deducted from the royalty paid. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarter reporting period to which such royalty payments relate.

4.3	In addition to the foregoing, LICENSEE shall pay to RESEARCH FOUNDATION (i) the Annual License Fee, which obligation shall expire as of the NDA Filing Date, and (ii) for the rights granted to LICENSEE in Paragraph 2.1(b), the Annual Rights Fee, each such payment to be made within thirty (30) days of each anniversary of the Effective Date in United States dollars.

ARTICLE V. REPORTS AND RECORDS

5.1

LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to RESEARCH FOUNDATION hereunder for five (5) years following the end of the calendar year to which they pertain. Such books and records shall be made available, upon reasonable notice and during normal business hours, for the inspection of RESEARCH FOUNDATION or its agents (at the sole expense of RESEARCH FOUNDATION) for the purpose of verifying LICENSEE’s royalty statement or compliance in other respects with this Agreement. This obligation to maintain accurate books of account and the right to inspect them shall survive termination of this Agreement for the period described above.

5.2	LICENSEE, within sixty (60) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to RESEARCH FOUNDATION true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder, including an accounting for Licensed Processes used and Licensed Products and the billings, deductions and royalties due with respect thereto. In the event the examination shows an underpayment, LICENSEE shall pay RESEARCH FOUNDATION the amounts underpaid. In addition, in the event the examination shows an underpayment of more than five percent (5%) for any quarter, LICENSEE shall pay the RESEARCH FOUNDATION, in addition to the amounts underpaid, out-of-pocket costs of the audit and interest on the underpayment at the rate of [********].

5.3	With each such report submitted, LICENSEE shall pay to RESEARCH FOUNDATION the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

5.4	The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a rate of [********]. The payment of such interest shall not foreclose RESEARCH FOUNDATION from exercising any other rights it may have as a consequence of the lateness of the payment.

ARTICLE VI. PATENT PROSECUTION

6.1

The filing and prosecution of all United States and foreign patent applications and maintenance of all United States and foreign patents within the Patent Rights during the term of this Agreement shall be the responsibility of LICENSEE at its sole expense and acting in good faith. LICENSEE shall (i) provide, or direct its patent counsel to provide, to RESEARCH FOUNDATION copies of all material information specifically relating to the prosecution, issuance and maintenance of the Patent Rights and (ii) give due consideration in good faith to comments timely received from RESEARCH FOUNDATION or its patent counsel. RESEARCH FOUNDATION agrees to promptly provide to LICENSEE such assistance, information, and executed documents needed to facilitate the prosecution, issuance, and maintenance of the Patent Rights as LICENSEE may reasonably request and LICENSEE shall reimburse RESEARCH FOUNDATION for reasonable out-of-pocket expenses incurred to provide such assistance, information, and documents, subject to received of itemized statements and other appropriate supporting documentation.

6.2	In the event the LICENSEE determines that filing, prosecution or maintenance of any of the U.S. or foreign patent applications or patents within the Patent Rights is not justified and so advises RESEARCH FOUNDATION in writing, RESEARCH FOUNDATION will then have the option to file, prosecute or maintain any such Patent Rights at its own expense. If RESEARCH FOUNDATION does so: (i) RESEARCH FOUNDATION will then have the option to delete such U.S. or foreign patent applications or patents within said Patent Rights from the license granted hereunder for the territory covered thereby; (ii) LICENSEE will have no rights under the license granted hereunder for any such deleted U.S. or foreign patent applications or patent; (iii) RESEARCH FOUNDATION will obtain all rights in and to such deleted U.S. or foreign patent applications or patents and will be free to exploit and to assign or license any such deleted U.S. or foreign patent applications or patents to third parties without effect on the amount of royalties or other payments due to RESEARCH FOUNDATION under Article III.

ARTICLE VII. INFRINGEMENT

7.1	The parties shall inform each other promptly, in writing, of any alleged infringement of the Patent Rights by a third party and any available evidence thereof. Neither party will settle or compromise any claim or action in a manner that imposes any restrictions or obligations on the other party without such other party’s written consent, which shall not be unreasonably withheld.

7.2	During the term of this Agreement, LICENSEE shall have the first right, but shall not be obligated, to prosecute at its own expense any such infringements of the Patent Rights and, in furtherance of such right, RESEARCH FOUNDATION hereby agrees that LICENSEE may join RESEARCH FOUNDATION as a party plaintiff in any such suit, without expense to RESEARCH FOUNDATION. Except as provided in Paragraph 7.4, the total cost of any such infringement action commenced solely by LICENSEE shall be borne by LICENSEE, and LICENSEE shall keep any recovery or damages for past infringement derived therefrom. Subject to Paragraph 7.1, LICENSEE shall be entitled to settle any such litigation by agreement, consent, judgment, voluntary dismissal or otherwise.

7.3

If within six (6) months after having been notified of any alleged infringement, LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSEE shall notify RESEARCH FOUNDATION at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, RESEARCH FOUNDATION shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights. The total cost of any such infringement action commenced solely by RESEARCH FOUNDATION will be borne by

RESEARCH FOUNDATION, and RESEARCH FOUNDATION will keep any recovery or damages for past infringement derived therefrom. Subject to Paragraph 7.1, RESEARCH FOUNDATION shall be entitled to settle any such litigation by agreement, consent, judgment, voluntary dismissal or otherwise.

7.4	In the event that LICENSEE shall undertake the enforcement and/or defense of the Patent Rights by litigation, LICENSEE may withhold up to fifty percent (50%) of the royalties otherwise thereafter due RESEARCH FOUNDATION hereunder and apply the same toward reimbursement of up to fifty percent (50%) of its expenses, including reasonable attorneys’ fees, in connection therewith. Any recovery by LICENSEE of damages for past infringement in any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to the suit and next toward reimbursement of RESEARCH FOUNDATION for any royalties past due or withheld and applied pursuant to this Article VII. LICENSEE shall keep the balance remaining from any such recovery.

7.5	In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against RESEARCH FOUNDATION, LICENSEE at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense, except as provided in Paragraph 7.4. In such event, LICENSEE shall keep any recovery or damages derived therefrom or from any counterclaims asserted therein.

7.6	In any infringement suit instituted, or declaratory action defended, by either party to enforce or protect the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating or defending such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

7.7	RESEARCH FOUNDATION warrants and represents that it owns all right, title and interest in and to the Patent Rights, has the lawful right to grant the license provided in this Agreement and that it has not granted rights or licenses in derogation of this Agreement. RESEARCH FOUNDATION agrees that, during the term of this Agreement or any license granted hereunder, RESEARCH FOUNDATION shall not enter into any other agreements that conflict with the rights or obligations provided hereunder, including any rights and obligations that survive termination of this Agreement.

ARTICLE VIII. PRODUCT LIABILITY; INDEMNIFICATION

8.1

LICENSEE shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold RESEARCH FOUNDATION, the University and their trustees, officers, employees and affiliates, harmless against all Losses arising directly out of the death of, or injury to, any person or persons or damage to property resulting from the LICENSEE’s or any of its sublicensee’s production, manufacture, sale, use (both experimental and consumer), lease, consumption or advertisement of the Licensed Product(s), except to the extent such Losses arise, directly or indirectly, out of the negligence or misconduct of RESEARCH FOUNDATION, the University or any of their respective trustees, officers, employees, agents, representatives or affiliates.

8.2	LICENSEE shall procure and maintain liability insurance in amounts customary in the relevant industry in which LICENSEE commercially exploits Licensed Products.

8.3	EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, RESEARCH FOUNDATION MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. NOTWITHSTANDING ANYTHING IN THIS ARTICLE VIII OR ELSEWHERE HEREIN TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE FOR LOSS OF PROFITS, LOSS OF USE OR ANY OTHER INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR SPECIAL DAMAGES WHATSOEVER EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE IX. EXPORT CONTROLS

9.1	It is understood that RESEARCH FOUNDATION is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. RESEARCH FOUNDATION neither represents that a license will not be required nor that, if required, it will be issued.

ARTICLE X. NON-USE OF NAMES

10.1

LICENSEE shall not use the names of RESEARCH FOUNDATION, the University or of any of its employees, or any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from RESEARCH FOUNDATION in each case, except that (i) LICENSEE may state that it is licensed by RESEARCH FOUNDATION under one or more of the patents and/or applications comprising the Patent Rights and (ii) to the extent required by law, regulation or court order.

10.2	RESEARCH FOUNDATION shall not use the name of LICENSEE or of any of its employees, or any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from LICENSEE, except RESEARCH FOUNDATION to the extent required by law, regulation or court order.

ARTICLE XI. ASSIGNMENT

11.1	This Agreement is not assignable by either party without the consent of the other party except that (i) LICENSEE may assign this Agreement in connection with any merger, consolidation, sale of all or substantially all of its assets or equity, or sale of a controlling interest in LICENSEE, and (ii) LICENSEE may assign this Agreement to another entity in which LICENSEE maintains at least a majority ownership interest.

ARTICLE XII. DISPUTE RESOLUTION

12.1	No party to this Agreement shall institute a proceeding in any court or administrative agency to resolve a Special Issue Dispute before that party has sought to resolve the Special Issue Dispute through direct negotiation with the other party. If the dispute is not resolved within three weeks after a demand for direct negotiation, the parties shall attempt to resolve such Special Issue Dispute through mediation in Atlanta, Georgia administered by the American Arbitration Association under its commercial mediation rules and procedures then in effect. The mediator shall be mutually acceptable to each of the parties. If the mediator is unable to facilitate a settlement of the Special Issue Dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and the aggrieved party may then seek relief through final and binding arbitration in Atlanta, Georgia administered by the American Arbitration Association under its commercial arbitration rules and procedures then in effect. All arbitration proceedings shall be before a board of three (3) arbitrators who are knowledgeable about pharmaceutical development, and each party shall select one (1) arbitrator and the selected arbitrators shall select the third arbitrator. The arbitration proceedings shall be conducted in the English language and any award shall be in United States dollars. The cost of the third arbitrator shall be divided equally between the parties and each party shall pay the costs of the arbitrator selected by it. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement, shall base any award on applicable laws and judicial precedent and include in such award a statement of the reasons upon which the award is based.

12.2	All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Article XII are pending. The parties shall take such action, if any, required to effectuate such tolling

12.3	Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Special Issue Dispute.

ARTICLE XIII. TERMINATION

13.1	RESEARCH FOUNDATION shall have the right to terminate this Agreement at any time upon notice to LICENSEE in the event either (a) If LICENSEE shall file in any court, pursuant to any statute either of the United States or any state, a petition in bankruptcy or insolvency or for the appointment of a receiver or trustee of all or substantially all of LICENSEE’s property, or if LICENSEE shall make an assignment for the benefit of creditors, or if LICENSEE shall commit any other affirmative act of insolvency; or (b) if there shall be filed against LICENSEE in any court, pursuant to any statute either of the United States or any state, an involuntary petition in bankruptcy or insolvency or for reorganization, or if there shall be involuntarily appointed a receiver or trustee of all or substantially all of LICENSEE’s property, in either case unless such petition, assignment, affirmative act or appointment is set aside or withdrawn or ceases to be in effect within one hundred twenty (120) days after the date of the filing.

13.2	If LICENSEE fails to pay RESEARCH FOUNDATION royalties due and payable hereunder, RESEARCH FOUNDATION shall have the right to terminate this Agreement on thirty (30) days notice, unless LICENSEE shall pay RESEARCH FOUNDATION within the thirty (30) day period, all such royalties and interest due and payable. Upon the expiration of the thirty (30) day period and unless such termination notice shall have been withdrawn or canceled during the 30-day period, if LICENSEE shall not have paid all such royalties and interest due and payable, the rights, privileges and license granted hereunder shall terminate. For the avoidance of doubt, failure by LICENSEE to pay the Annual Rights Fee to RESEARCH FOUNDATION shall not give rise to a right of termination of this Agreement but, if such failure continues for ten (10) business days following receipt by LICENSEE of written notice thereof from RESEARCH FOUNDATION, the rights granted to LICENSEE under Paragraph 2.1(b), but no other provision of this Agreement, shall terminate.

13.3

Upon any material breach or default of this Agreement by LICENSEE, other than those occurrences set out in Paragraphs 12.1, 13.1 and 13.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 13.3, RESEARCH FOUNDATION shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder on thirty (30) days notice to LICENSEE. Such termination shall become effective unless (i) the termination notice shall have been withdrawn or canceled during the 30-day period, (ii) LICENSEE shall have cured such breach or default prior to the expiration of the thirty (30) day period or (iii) at the expiration of such thirty (30) day period, LICENSEE can demonstrate to RESEARCH FOUNDATION’s reasonable satisfaction that it is working diligently and in good faith to cure such breach or default, LICENSEE shall have an additional cure period, not to exceed ninety (90) days.

13.4	LICENSEE shall have the right to terminate this Agreement at any time upon written notice to RESEARCH FOUNDATION and payment of all amounts due RESEARCH FOUNDATION through the effective date of the termination.

13.5	Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same; provided that LICENSEE shall pay to RESEARCH FOUNDATION the royalties thereon as required by Article IV and shall submit the reports required by Article V.

13.6	If not earlier terminated, this Agreement shall terminate on the date of expiration of the last-to-expire Valid Claim included in the Patent Rights, and LICENSEE shall thereupon have the rights and licenses set forth in Paragraphs 2.1(a) and 2.4 without any further obligation to RESEARCH FOUNDATION hereunder, which rights and licenses shall survive such termination.

ARTICLE XIV. PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

14.1	Any payment, notice or other communication pursuant to this Agreement shall be given in writing and shall be deemed received on the date of personal delivery, one day after deposit with a nationally recognized overnight delivery service with charges prepaid or two days after mailing if sent to such party by Certified First Class Mail, Postage Prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party. In the case of:

RESEARCH FOUNDATION:	LICENSEE:

USF Research Foundation, Inc. Attention: Business Manager USF Box 30445 Tampa, Florida 33620-3044	Targacept, Inc. 200 East First Street, Suite 300 Winston-Salem, NC 27101-4165 Attn: Vice President, Business and Commercial Development

ARTICLE XV. CONFIDENTIALITY

15.1	RESEARCH FOUNDATION and LICENSEE recognize that each party may need to provide certain of its Confidential Information from time to time to the other party pursuant to this Agreement. The parties expressly agree that Confidential Information does not exist in written form only, but may also include oral, printed, magnetic, electronic, computer-generated or other communications and information learned by inspection of tangible objects. RESEARCH FOUNDATION and LICENSEE agree to hold in confidence, in accordance with this Article XV, any Confidential Information disclosed by one party to the other under this Agreement. For the purpose hereof, “hold in confidence” means that RESEARCH FOUNDATION and LICENSEE will not disclose the Information of the other party to a third party and will protect the Information provided to it by the other party in the same manner in which it protects its own confidential information of similar nature, but will in no event use less than reasonable care. The Confidential Information will remain the property of the party disclosing it.

15.2	The obligations of the receiving party to maintain confidentiality under this Agreement will survive its termination for ten (10) years thereafter.

15.3	Confidential Information does not include information that:

(i)	is already known to the receiving party prior to the Effective Date;

(ii)	is or becomes publicly known through no fault of receiving party;

(iii)	has been or is disclosed to the receiving party by a third party that the receiving party does not know (and is not reckless in not knowing) to be under an obligation of confidence or secrecy to the disclosing party at the time of disclosure;

(iv)	is developed by employees or consultants of the receiving party who had no knowledge of the Confidential Information;

(v)	is approved for release by written authorization of the disclosing party; or

(vi)	is required to be disclosed by law, provided the receiving party promptly notifies the disclosing party in writing prior to such disclosure, considers in good faith any comments or suggested changes to such disclosure from the disclosing party and gives the disclosing party a reasonable opportunity to prevent or limit the disclosure.

15.4

The parties further agree that LICENSEE shall have the right to disclose Confidential Information to: (i) potential sublicensees, assignees or subcontractors for the purpose of allowing any such potential sublicensee, assignee or subcontractor to evaluate whether to enter into a sublicense, assignment or subcontract; (ii) potential sublicensees, assignees or subcontractors, for the purpose of allowing such sublicensee, assignee or subcontractor, as the case may be, to make, have made, use, research, develop, have developed, lease, market, offer to sell, sell, have sold, distribute, improve, import and export Licensed

Products; (iii) a purchaser or potential purchaser of all or substantially all of LICENSEE’s assets, or a party with which LICENSEE is then in discussions regarding a potential business combination; and (iv) an investor or lender, or prospective investor or lender, in or to LICENSEE; provided, however, that, except in the case of an actual or prospective investor or lender, LICENSEE shall obtain a confidentiality agreement (substantially similar in content to the provisions of this Paragraph 15) from the party to which such disclosures are to be made prior to any such disclosure.

ARTICLE XVI. MISCELLANEOUS PROVISIONS

16.1	This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Florida, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

16.2	The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding, and supersedes and makes null and void any and all prior understandings and agreements, of the parties hereto as to the subject matter hereof (including without limitation the Original Agreement and the letter between the RESEARCH FOUNDATION and LICENSEE dated April 29, 2003), and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

16.3	The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

16.4	LICENSEE agrees to mark the Licensed Products sold in the United States (or their respective packagings or packaging inserts) with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries (or their respective packagings or packaging inserts) shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

16.5	The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

16.6	This Agreement will be binding and inure to the benefit of the parties hereto and their respective affiliates and permitted successors and assigns.

16.7	The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the parties hereto and their permitted successors and assigns and such representations, warranties, covenants, and undertakings will not be construed as conferring any rights on any other party, other than the University.

16.8	Nothing contained in this Agreement will be deemed to place the parties hereto in a partnership, joint venture or agency relationship and neither party will have the right or authority to obligate or bind the other party in any manner.

16.9	This Agreement may be executed in two counterparts, each of which will be deemed an original and both of which, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and fully executed this Agreement the day and year set forth below:

UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, INC.		TARGACEPT, INC.

By	/s/ C P Carlucci	By	/s/ J. Donald deBethizy
Name	Carl P. Carlucci	Name	J. Donald deBethizy
Title	President	Title	President & CEO

Acknowledged and Agreed to:

University of South Florida

By	/s/ Priscilla Pope
Name	Priscilla Pope
Title	Associate Vice President

Appendix A

Patent Applications

No.	Date Filed
60/055,234	11-Aug-1997

08/935,364	22-Sep-1997

US97/20689	07-Nov-1997
US98/16634	11-Aug-1998

09/198,882	23-Nov-1998

09/461,087	14-Dec-1999

09/526,403	15-Mar-2000

09/398,720	20-Sep-1999

60/112,534	16-Dec-1998

US99/30137	16-Dec-1999
US99/30153	16-Dec-1999

09/882,934	15-Jun-2001
09/882,935	15-Jun-2001

10/441,947	19-May-2003

Issued Patents
No.	Date Filed
6,034,079	March 7, 2000

Appendix B

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